EXHIBIT 10k
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                     BRISTOL-MYERS SQUIBB COMPANY
                           RETIREMENT PLAN
                     FOR NON-EMPLOYEE DIRECTORS


               Adopted Effective As of January 1, 1985

                   Amended Effective March 5, 1996



                             I.  PURPOSE

This plan shall be known as the Bristol-Myers Squibb Company Retirement Plan for Non-Employee Directors (the "Plan"). The Plan shall be maintained by Bristol-Myers Squibb Company (the "Company") solely for the purpose of providing retirement benefits to Eligible Directors as defined in the Plan.


                            II.  PAYMENTS

The benefits payable under the Plan will be paid from the Company's general revenues as payments become due under the Plan, will not be funded in advance through as IRS qualified trust arrangement or through insurance annuity contracts, and will not be guaranteed by the Pension Benefit Guaranty Corporation.


                      III.  ELIGIBLE DIRECTORS

The persons who are eligible to receive benefits under the Plan ("Eligible Directors") are persons who serve as directors of the Company after the effective date of the Plan and:

          (a) who are not current or former "employees" of the Company or its subsidiaries (as the term "employee" is defined under the employee Retirement Income Security Act of 1974) and

          (b) who are not eligible for retirement benefits under another retirement plan sponsored by the Company or under a contractual arrangement with the Company.

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                          IV.  YEARS OF SERVICE

Service as a director of the Company from one Annual Meeting to the next subsequent Annual Meeting shall constitute one Year of Service. In addition, service as a director prior to initial election as a director at an Annual Meeting and subsequent Annual Meeting shall constitute one Year of Service provided the total period of such prior and subsequent service is six (6) months or more. For the purpose of this Plan, service as a director of Squibb Corporation prior to its merger with Bristol-Myers Company shall constitute service as a director of the Company.


                     V.  TOTAL AVERAGE COMPENSATION

An Eligible Director's Total Average Compensation shall be the total of:

          (a) The amount of the annual Board retainer which is payable to Company directors for the year in which the Eligible Director's retirement occurs;

          (b) One-third of the total of the Board Meeting fees paid to the Eligible Director during the three calendar year period preceding the effective date of retirement; and

          (c) One-third of the total of the Committee Meeting fees paid to the Eligible Director during the three calendar year period preceding the effective date of retirement.


                        VI.  RETIREMENT BENEFITS

An Eligible Director who retires from the Company with five (5) years of service shall have a vested right to receive an annual benefit equal to 50% of the Eligible Director's Total Average Compensation. For each year of service in excess of five (5), the Eligible Director shall have a vested right to receive an additional benefit equal to 2% of the Eligible Director's Total Average Compensation up to a total annual benefit equal to 80% of the Eligible Director's Total Average Compensation for twenty (20) Years of Service.

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              VII.  FORMS OF PAYMENT OF RETIREMENT BENEFITS

(A) The retirement benefit shall be payable to the Eligible Director as a life annuity on a monthly basis starting with the month following actual retirement and ending with the month in which death occurs, unless a different form of retirement benefit payment is elected as set forth below.

(B) Other forms of retirement benefit payments shall be available under the Plan (including actuarially-equivalent Joint and Survivor Benefit options) as set forth in the provisions of the Bristol-Myers Squibb Company Retirement Income Plan in effect at the time of the Eligible Director's actual retirement under this Plan except that no lump-sum benefit shall be available. An Eligible Director may elect one of these optional forms of benefits by delivering a written notice of election to the Plan Administrator at any time before payment of benefits begins under the Plan. In the event an Eligible Director who is married and has at least ten (10) years of service as a director dies prior to retirement from the Company, the Eligible Director's spouse shall receive a 50% joint and survivor benefit in monthly lifetime payments based on the retirement benefit the Eligible Director would have received if retirement from the Company had taken place on the day preceding the date of death.



                   VIII.  SPECIAL RETIREMENT BENEFITS

The Board of Directors, upon recommendation of the Committee on Directors and Corporate Governance of the Company's Board of Directors, or a successor committee (the "Committee"), shall have the right in its sole discretion to
(1) grant retirement benefits to any Eligible Director who is otherwise not entitled to a retirement benefit under this Plan, in any amount which it shall deem appropriate at the time of such Eligible Director's retirement from the Company and prior to ten (10) Years of Service.


                       IX.  BENEFIT NOT ASSIGNABLE

An Eligible Director's rights under the Plan shall not be subject to assignment, encumbrance, garnishment, attachment or charge, whether voluntary or involuntary, and in the event of any such assignment, action or proceeding, any benefit otherwise payable under the Plan shall be deemed terminated and forfeited.

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          X.  EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PLAN

The Plan is effective January 1, 1985. The Company reserves the right to amend, modify, or terminate the Plan at any time by action of its Board of Directors, provided that such action shall not adversely affect any Eligible Director's right to a benefit which accrued pursuant to the provisions of the Plan prior to such action. No new retirement benefits will be credited under the Plan effective March 5, 1996. All Eligible Directors, regardless of their years of service, shall have a vested right to receive retirement benefits which accrued pursuant to the provisions of the Plan prior to March 5, 1996.


                       XI.  ADMINISTRATION OF PLAN

The Plan shall be administered by the Senior Vice President - Human Resources of the Company (the "Administrator"). All decisions which are made by the Administrator with respect to interpretation of the terms of the Plan, with respect to the amount of benefits payable under the Plan, and with respect to any questions or disputes arising under the Plan, shall be final and binding on the Company and the Eligible Directors and their heirs or beneficiaries.







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